Exhibit 10(b)
AMENDMENT
TO THE
EDO CORPORATION EMPLOYEES PENSION PLAN
WHEREAS, EDO LLC heretofore has adopted and maintains the EDO CORPORATION EMPLOYEES PENSION PLAN (the “Plan”) on behalf of certain of its eligible employees and eligible employees of certain subsidiaries;
WHEREAS, pursuant to Section 11.1 of the Plan, the Board of Directors of Harris Corporation (“Harris”) or its delegate has the authority to amend the Plan;
WHEREAS, the Employee Benefits Committee of Harris (the “Committee”) has been delegated the authority to adopt non-material amendments to the Plan;
WHEREAS, the Committee desires to amend the Plan to provide for the default payment of required minimum distributions to any participant who fails to timely elect the commencement of such distributions on or before his or her required beginning date in accordance with Section 401(a)(9) of the Internal Revenue Code of 1986, as amended, and to make certain other changes; and
WHEREAS, the Committee has determined that the above-described amendments are non-material.
NOW, THEREFORE, BE IT RESOLVED, that effective as of the date hereof, the Plan hereby is amended as follows:

1.	To renumber Section 5.7 titled “Commencement of Distribution” to be Section 5.7.1.

2.	To insert a new Section 5.7.2 to read as follows:

“5.7.2. Default Payment of Required Minimum Distributions. Subject to Section 5.4, in the event that a Participant fails to timely elect a form of payment pursuant to procedures established by the Administrative Committee in order that his Pension commences no later than his Required Beginning Date, the Participant’s Pension shall be determined in accordance with this Section 5.7.2.
(i) The Participant’s payment shall automatically commence on his Required Beginning Date or as soon as practicable thereafter.
(ii) To the extent the Participant does not certify his marital status at a time and in a manner acceptable to the Administrative Committee prior to his Required Beginning Date (or, if later, the date of the written explanation described in Section 5.4), (A) the Participant will be presumed married and his Pension shall be in the normal payment form for married Participants set forth in Section 5.1 and (B) the presumed spousal date of birth used to calculate the Pension will be the Participant’s date of birth unless Plan records affirmatively list the date of birth of the Participant’s Spouse.
(iii) A Participant whose payments commence pursuant to this Section 5.7.2 may not request an adjustment to his Pension thereafter; provided, however, that if a Participant certifies that the information used to calculate his Pension was incorrect in a manner acceptable to the Administrative Committee within a reasonable time period prescribed by the Administrative Committee for such certification, such Participant shall receive a Pension in the normal payment form set forth in Section 5.1 for unmarried or married Participants, as applicable, calculated based on the correct information; provided further, that in no event shall a Participant be permitted to elect an optional form of payment pursuant to Section 5.2 after his payment automatically commences pursuant to this Section 5.7.2.
(iv) For the avoidance of doubt, this Section 5.7.2 shall not apply to a Participant (A) whose Pension is delayed because the Administrative Committee is unable to locate the Participant or who, due to an administrative delay as determined by the Administrative Committee on a basis uniformly applicable to all persons similarly situated, was not provided with the written explanation described in Section 5.4 on a timely basis, (B) who is located, or with respect to whom the administrative delay is resolved, after his Required Beginning Date and (C) who, after receipt of the written explanation described in Section 5.4, timely elects to commence his Pension pursuant to procedures established by the Administrative Committee.”

3.	To amend Section 14.9 as follows:
(i) To retitle the section to be “Construction; Venue”;
(ii) To delete the first sentence thereof and insert the following sentences in lieu thereof:
“The Plan shall be construed and enforced according to the laws of the State of Florida (without regard to principles of conflicts of law), except to the extent otherwise required by ERISA or necessary for qualification under the Code. Venue for any action arising under the Plan shall be in Brevard County, Florida.”

4.	To insert a new Section 14.10 to read as follows:

“14.10. Legal Fees. Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to: (i) administrative proceedings under the Plan; (ii) unsuccessful claims brought by a Participant or any other person; or (iii) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk, nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by a Participant or any other person against the Plan, the Administrative Committee, the Investment Committee, any Plan fiduciary, the Company, any Participating Employer, or their respective affiliates or their or their affiliates’ respective officers, directors, trustees, employees, or agents (collectively “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Participant or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.”

5.	To insert a new Section 14.11 to read as follows:

“14.11. Missing Participants. In the event the Administrative Committee is unable to locate any person to whom payment is due under the Plan, such person shall be considered missing for purposes of the Plan and the Administrative Committee shall perform, or cause to be performed, a reasonable search for such person in accordance with the Missing Participant Policy adopted by the Administrative Committee, as amended from time to time in the absolute discretion of the Administrative Committee.

If, after a reasonable search, the Administrative Committee is unable to locate a person to whom payment is due under the Plan, the amount due to such person shall be forfeited at such time as the Administrative Committee shall determine in its sole discretion and pursuant to nondiscriminatory rules established for that purpose (but in all events prior to the time such payment would otherwise escheat under any applicable State law). If, however, such person later files a claim for such payment before the Plan is terminated, the benefit will be reinstated and payment made in accordance with the terms of the Plan.”

APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 21st day of December, 2017.

/s/ James P. Girard
James P. Girard, Chairperson